Exhibit 6.3

HOLOGRAM USA NETWORKS INC.

NOTE PURCHASE AGREEMENT

dated as of August 24, 2017

$3,000,000

Convertible Promissory Note due 2019

EXHIBITS:

Exhibit A – Form of Note

Exhibit B – Form of Cross Receipt and Acknowledgment

Exhibit C – Assignment

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HOLOGRAM USA NETWORKS INC.

$3,000,000
Convertible Promissory Note due 2019

Dated as of August 24, 2017

Mrs. Dimitra F. David
c/o Tavernier Tschanz
11-bis, rue Toepffer
CH-1206
Geneva, Switzerland

Dear Mrs. David:

Hologram USA Networks Inc., a Delaware (U.S.) corporation, agrees with you as follows:

1. THE NOTE; THE CLOSING.

1.1 Issuance of the Note. The Company has duly authorized the issuance and sale of its Convertible Promissory Note in the principal amount of $3,000,000 (the “Note”). The Note shall be in substantially the form attached as Exhibit A. Except as the context may otherwise require, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in Section 6 or in the Note, as applicable. Unless otherwise specified, any reference in this Agreement to a particular section, paragraph or clause, or to a particular schedule or exhibit, shall be considered a reference to that section, paragraph or clause of, or to that schedule or exhibit to, this Agreement.

1.2 Sale and Purchase of the Note. The Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company, in two or more tranches, subject to the terms and conditions of this Agreement and in reliance on the respective representations, warranties and covenants of the Company and the Purchaser contained herein, the Note at an aggregate purchase price equal to 100% of the principal amount thereof. The initial tranche under the Note in the principal amount of $1,500,000 has been funded as of the date hereof. One or more additional tranche or tranches under the Note in the total remaining amount of $1,500,000 shall be funded on or before September 30, 2017. Notwithstanding the execution and delivery of the Note in the full principal amount as of the date hereof, interest shall not accrue thereunder unless and until the remaining principal amounts are funded thereunder, and then only to the extent of such principal amounts funded.

1.3 Closing. The closing of the sale and purchase of the Note shall take place on the date hereof (the “Closing”). At the Closing, the Company will deliver to the Purchaser the Note, dated the date hereof and registered in the name of the Purchaser, against the Purchaser’s delivery of the initial tranche of the purchase price therefor in the principal amount of $1,500,000 by wire transfer of such purchase price to the Company’s account no. 127-196-133 maintained at City National Bank, for the Account of Hologram USA Networks Inc., ABA no. 122-016-066.

2. CONDITIONS TO CLOSING.

2.1 Conditions to the Purchaser’s Obligations. The Purchaser’s obligations to purchase and pay for the Note are subject to satisfaction, prior to or simultaneously with the Closing, of the following conditions:

(a) The Company and the Purchaser shall have executed and delivered a Cross Receipt and Acknowledgment in substantially the form attached as Exhibit B.

(b) No litigation or proceeding shall be threatened or pending, and no statute, rule, regulation or order shall be in effect, enacted, adopted or issued by any Governmental Body, and no order or judgement of any court or arbitrator shall have been issued or be threatened, which would have the probable effect of preventing or materially hindering the consummation of any of the transactions contemplated by this Agreement and the Note.

(c) All required consents shall have been given or obtained, as the case may be, and the Closing shall not be subject to any conditions subsequent not approved by the Purchaser.

(d) All proceedings taken in connection with the proper entry into, execution and delivery of this Agreement by the Company, the due authorization, issuance and sale of the Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby shall have occurred on or prior to the Closing.

(e) No Material Adverse Effect shall have occurred.

(f) The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects.

(g) The Company shall have performed in all material respects all its obligations under, and complied with all conditions contained in, this Agreement.

The Purchaser’s obligation to pay the total remaining amount of $1,500,000 under the Note shall be subject to the conditions set out in paragraphs (b), (e), (f) and (g) above being satisfied on the payment date.

2.2 Conditions to the Company’s Obligations. The Company’s obligations to issue and sell the Note are subject to satisfaction, prior to or simultaneously with the Closing, of the following conditions: the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects and the Purchaser shall have performed in all material respects all its obligations under this Agreement to be performed by it prior to or on the Closing, and complied with all conditions contained in this Agreement to be complied by it prior to or on the Closing.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants as follows on the date hereof and on the date as of which the Purchaser will pay the total remaining amount of $1,500,000 under the Note:

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3.1 Organization and Authority of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and is not subject to, and has not filed any petitions or passed any resolutions relating to, any bankruptcy, insolvency, reorganization, liquidation, receivership or similar proceedings; and has all requisite corporate power and authority to own or hold under lease the property it purports to own or hold under lease, to carry on its business as now conducted, to enter into, execute and deliver this Agreement, to issue and sell the Note, to perform its obligations under this Agreement and the Note and to consummate the transactions contemplated hereby and thereby. The Company has, by all necessary corporate action, duly and validly authorized the entry into, execution and delivery of this Agreement, the issuance and sale of the Note, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

3.2 Capitalization. The authorized capital stock of the Company consists of: (a) 2,000,000 shares of Common Stock, par value $0.001 per share, and (b) 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of the date hereof, _____ shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding. The Company has no present plans to issue any shares of Preferred Stock. All the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are free and clear of any Liens, and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws. There are no outstanding options, warrants, conversion privileges or other contractual rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock (whether Common Stock or Preferred Stock). There are no existing voting trusts, voting agreements or similar agreements between the Company and any of its shareholders, nor, to the best knowledge of the Company, are there any such agreements among any of the Company’s officers, directors or shareholders in excess of 5% of the Company’s outstanding voting securities. The Company’s securities are not subject to any preemptive or other preferential rights under the Certificate of Incorporation of the Company or under any agreement to which the Company is a party or, to the best of the Company’s knowledge, under any agreement existing among its shareholders.

3.3 Subsidiaries. Each of the Subsidiaries is a corporation, trust, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to own or hold under lease the property it purports to own or hold under lease, and to carry on its business as conducted by each such Subsidiary.

3.4 Qualification. Each of the Company and each Subsidiary is duly qualified and in good standing and is duly authorized to do business in each jurisdiction in which the nature of the activities or the character of the properties owned or leased makes such qualification necessary, except for jurisdictions in which the failure to be so qualified would not have a Material Adverse Effect.

3.5 Compliance with Laws; Other Instruments; No Conflicts, etc. Neither the Company nor any Subsidiary is (a) in violation of any term or provision of its corporate charter or by-laws or other organizational documents, or (b) to the Company’s knowledge, in violation of or in default under any term or provision of any agreement, indenture, mortgage, instrument, permit or license to which it is a party or by which it or any of its properties may be bound or affected, or any existing statute, law, governmental rule, regulation or ordinance, or any order of any court, arbitrator or Governmental Body applicable to it or any of its properties, the consequences of which violation or default, either in any one case or taken together with all other such violations or defaults, (x) could have a Material Adverse Effect or (y) could materially and adversely affect the ability of the Company to perform its obligations under this Agreement or the Note or consummate the transactions contemplated hereby and thereby or (z) could render the issuance or the sale of the Note to the Purchaser illegal or invalid.

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3.6 Consents and Approvals. No approval by, from or with, and no other action in respect of, any Governmental Body or any other Person (including any holder of any indebtedness, securities or other obligations of the Company or any Subsidiary) is required (a) for or in connection with the valid execution and delivery by the Company of, or the performance by the Company of any obligation under, this Agreement or the Note or the consummation by the Company of the transactions contemplated hereby and thereby or (b) as a condition to the legality, validity or enforceability as against the Company of this Agreement or the Note.

3.7 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or affecting any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Body, which (a) question the validity or legality of this Agreement or the Note or any action taken or to be taken pursuant hereto or thereto or (b) might result, either in any one case or in the aggregate, in (i) a material impairment of the ability of the Company to perform its obligations under this Agreement or the Note or consummate the transactions contemplated hereby and thereby, or (ii) a Material Adverse Effect.

3.8 Private Offering. Neither the Company nor any Person acting on behalf of the Company has taken, or will take, any action which would subject the issuance or sale of the Note to Section 5 of the Securities Act or to the registration or qualification requirements of any securities or “blue sky” law of any applicable jurisdiction.

3.9 No Defaults; Debt; Authorization. (a) Upon receipt of any required consent, no default or event of default, after giving effect to the issuance and sale of the Note and the consummation of the transactions contemplated by this Agreement and the Note, will exist (or, but for the waiver thereof, would exist), to the Company’s knowledge, under any instrument or agreement evidencing, providing for the issuance or securing of, or otherwise relating to, any secured or unsecured funded indebtedness of the Company.

(b) Upon issuance thereof by the Company and payment therefor in accordance with the terms of this Agreement, the Note will be duly authorized and validly issued, and will constitute a legal, valid and binding obligation of the Company enforceable in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium or similar laws relating to or affecting creditors’ rights generally and the general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Upon issuance and delivery of the Conversion Shares following conversion of the Note at the Conversion Price, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable outstanding shares of Common Stock of the Company, free and clear of any Liens; and the Conversion Shares will not be subject to any preemptive or other preferential rights or voting restrictions under the Certificate of Incorporation of the Company or under any agreement to which the Company is or will be a party, nor will they be subject to any transfer restrictions other than pursuant to customary lock-up agreements.

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3.10 Solvency; Regulation G. (a) The Company’s assets currently exceed its liabilities.

(b) The Company does not own any “margin stock,” as such term is defined in Regulation G, as amended (12 C.F.R. Part 207), of the Board of Governors of the Federal Reserve System. The purchase price of the Note will be used by the Company only for the purposes contemplated hereunder and under the Note. None of the purchase price will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any portion of the purchase price to be considered a “purpose credit” within the meaning of Regulation G, as amended, of the Board of Governors of the Federal Reserve System.

3.11 No Lien. None of the assets of the Company or any Subsidiary which are material for the conduct of its business are subject to any Liens.

3.12 Accuracy. The information contained in this Agreement is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants as follows:

4.1 Investment Representations. (a) The Purchaser hereby acknowledges that the Note is not being registered (i) under the Securities Act or (ii) under any applicable state securities law; and that the Company’s reliance on the exemption provided by Section 4(a)(2) of the Securities Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company in this Agreement.

(b) The Purchaser will not sell or transfer all or any part of the Note (except as permitted by Section 5.1 hereof) unless and until it shall first have given notice to the Company describing such sale or transfer and furnished to the Company either (a) an opinion, reasonably satisfactory to counsel for the Company, of counsel (skilled in securities matters, selected by the Purchaser and reasonably satisfactory to the Company) to the effect that the proposed sale or transfer may be made without registration under the Securities Act and without registration or qualification under any state law, or (b) an interpretive letter from the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed sale or transfer is made without registration under the Securities Act.

The Purchaser further understands that the Note, unless otherwise agreed by the Company, will bear a legend substantially to the following effect:

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THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, DONATED OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL SECURITIES LAWS OR APPLICABLE EXEMPTIONS HEREFROM.

The Company may refuse to recognize a transfer of the Note on its books if a holder shall attempt to transfer the Note otherwise than in compliance with this Section 4.1

(c) The Purchaser (i) has adequate means of providing for the Purchaser’s current needs and possible contingencies, (ii) anticipates no need now or in the foreseeable future to sell the Note and (iii) can afford the loss of the Purchaser’s entire investment in the Company.

(d) The Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act.

(e) The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of investment in the Company and of making an informed investment decision.

(f) The Purchaser will be the only owner, beneficial or otherwise, of the Note being purchased by the Purchaser hereunder (except as permitted by Section 5.1 hereof).

(g) The Purchaser is aware that no foreign or U.S. federal or state agency has passed upon the Note or made any finding or determination concerning the fairness of the investment represented thereby.

(h) The Purchaser had an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of the Purchaser. The Company has not rendered any investment or tax advice to the Purchaser with respect to the suitability of an investment in the Note or the tax consequences thereof. The Company has urged the Purchaser to consult the Purchaser’s own tax adviser concerning any tax matters relating to this investment.

(i) The Note is being purchased hereunder for the Purchaser’s own account for investment. The Purchaser intends to hold the Note until the Maturity Date either itself or through an entity that is controlled by the Purchaser as permitted by Section 5.1 hereof, and the Purchaser is not purchasing such securities with a view toward distribution in a manner which would require registration under the Securities Act, and the Purchaser does not presently have any reasons to anticipate any change in its circumstances or other particular occasion or event which would cause the Purchaser to sell the Note (except as permitted by Section 5.1 hereof).

(j) The Purchaser acknowledges that it has been called to the Purchaser’s attention by those individuals with whom Purchaser has dealt in connection with the Purchaser’s investment in the Company that the Purchaser’s investment in the Company involves a high degree of risk.

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(k) The Purchaser has not received or relied upon any representations or warranties from the Company other than those set forth herein.

4.2 Organization and Authority; Default. The Purchaser is authorized and otherwise duly qualified to purchase and hold the Note and to enter into this Agreement; to the Purchaser’s knowledge, the purchase of the Note will not result in a breach of or violation of the terms or provisions of, or constitute a default under, any indenture or other agreement or instrument by which it or its property is bound, or violate any applicable law, administrative regulation, or court decree. The Purchaser shall supply any additional written information that may be required by the Company.

5. AGREEMENTS OF THE COMPANY. The Company agrees with the Purchaser as follows:

5.1 Transfer of the Note. The Purchaser has advised the Company that the Purchaser requires additional time to consider various tax and legal structures to create an appropriate corporate vehicle to hold the Note (and, as the case may be, the Conversion Shares). Accordingly, the Purchaser may assign the Note to an entity that is controlled by the Purchaser, provided the Purchaser and such entity enter into an Assignment in the form attached as Exhibit C.

5.2 Initial Public Offering.

(a) The Company is currently discussing and negotiating with a lead underwriter for a firm commitment underwritten initial public offering of approximately $10,000,000 of the Company’s shares of common stock (the “Initial Public Offering”). The Company shall provide periodic updates to the Purchaser on the status of the Initial Public Offering.

(b) In the event that an underwriting agreement for the Initial Public Offering is executed by the Company on or before December 31, 2017 establishing a valuation of the Company, then the conversion price per share under the Note shall be equal to 66.67% of the gross price per share of Common Stock to be received by the Company (or otherwise calculable) in the Initial Public Offering.

(c) In the event that the Initial Public Offering is abandoned, or an underwriting agreement for the Initial Public Offering is not executed by the Company, on or before December 31, 2017, then the conversion price per share under the Note shall be determined promptly after such date and shall be equal to 66.67% of the fair market value per share of Common Stock as of December 31, 2017, determined by mutual agreement of the Company (acting by majority vote of its Board of Directors) and the Purchaser, or if they shall disagree with each other on such valuation, by a nationally-recognized investment bank, mutually selected by the Company (acting by majority vote of its Board of Directors) and the Purchaser (whose services will be promptly retained and whose fees and costs will be borne by the Company). In the event an underwriting agreement for the Initial Public Offering is executed by the Company establishing a valuation of the Company prior to the completion of the valuation report prepared by such investment bank, the conversion price per share under the Note shall be equal to 66.67% of the gross price per share of Common Stock to be received by the Company (or otherwise calculable) in the Initial Public Offering. Anything to the contrary herein notwithstanding, in no event shall the Note be converted into such number of shares of Common Stock as would be in excess of 9.99% of the Company’s then total outstanding shares of Common Stock.

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The date upon which the applicable conversion price under the Note is first determined (which shall not be on or before December 31, 2017, unless an underwriting agreement for the Initial Public Offering establishing a valuation of the Company is executed by the Company on or before such date), is referred to as the “Conversion Price Determination Date.” The Purchaser shall be entitled, following the Conversion Price Determination Date, to exchange the Note for an identical Note reflecting the exact Conversion Price.

(d) The Company hereby agrees that in the event the Company enters into a convertible loan transaction from the date hereof through the closing of the Initial Public Offering with any other investor whose subscription is equal to or less than that of the Purchaser, the Company shall offer the Purchaser the opportunity to obtain the same rights and benefits provided for in such other convertible loan transaction.

6. DEFINITIONS. Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below whenever used in this Agreement (terms used in singular to have a correlative meaning when used in the plural and vice versa):

“Agreement” means this agreement, as it may be amended and/or restated from time to time, including all schedules and exhibits hereto.

“Closing” has the meaning set forth in Section 1.3.

“Commission” means the U.S. Securities and Exchange Commission or any other United States agency at the time administering the Securities Act.

“Common Stock” means the authorized common stock of the Company from time to time.

“Company” means Hologram USA Networks Inc., a Delaware (U.S.) corporation.

“Conversion Shares” means the shares of Common Stock issuable upon the conversion of the Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar United States statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Governmental Body” means any Federal, state, municipal, local or other governmental department, commission, board, bureau, agency, instrumentality, political subdivision or taxing authority of any country.

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“Indemnified Party” has the meaning set forth in Section 7.10.

“Material Adverse Effect” means any circumstance or event which is material and adverse to the financial condition, business operations, management, results of operations or business prospects of the Company or its Subsidiaries, individually or taken as a whole, or which may reasonably be expected to result in or cause an Event of Default, as defined in the Note.

“Note” has the meaning set forth in Section 1.1.

“Person” means a corporation, a partnership, an organization or business, an individual, a government or political subdivision thereof or governmental agency.

“Purchaser” means Dimitra F. David, a resident of the country of Switzerland.

“Securities Act” means the Securities Act of 1933, as amended, or any similar United Sates statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person.

“Initial Public Offering” has the meaning set forth in Section 5.2.

7. MISCELLANEOUS.

7.1 Expenses. Whether or not the transactions contemplated by Section 1 hereof are consummated, the Company and the Purchaser shall each pay their own expenses incurred by them (including, without limitation, the reasonable fees, expenses and disbursements of counsel) in connection with such transactions.

7.2 Reliance on and Survival of Representations; Termination. All agreements, representations and warranties of the Company herein or of (or on behalf of) the Company in any certificate or other instrument delivered pursuant hereto or thereto shall: (a) survive the execution and delivery of this Agreement and the delivery of the Note to the Purchaser and any investigation made at any time by the Purchaser or on the Purchaser’s behalf or any disposition of the Note, and (b) shall expire and terminate upon payment or conversion in full of the Note.

7.3 Amendment and Waiver. Any term, provision, agreement or condition of this Agreement may be amended or modified, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Company and the Purchaser.

7.4 Directly or Indirectly. Where any provision of this Agreement refers to actions to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

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7.5 Successors and Assigns. All covenants and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of their respective successors and assigns.

7.6 Notices. Unless otherwise expressly provided in this Agreement, all notices, opinions and other communications provided for in this Agreement shall be in writing and delivered by hand or mailed, first class postage prepaid, return receipt requested or sent by overnight courier, or by confirmed telefax transmission (confirmed by hand-delivered, mailed or overnight courier copy), addressed (a) if to the Company, to the Company at 342 N. Canon Drive, Suite 208, Beverly Hills, California 90210, Attn: Chairman of the Board, or at such other address as the Company may hereafter designate by notice to the Purchaser, or (b) if to the Purchaser, to the Purchaser at c/o Tavernier Tschanz, 11-bis, rue Toepffer, CH-1206, Geneva, Switzerland, or at such other address as the Purchaser may hereafter designate by notice to the Company.

7.7 Law Governing. THIS AGREEMENT AND ALL AMENDMENTS, SUPPLEMENTS, MODIFICATIONS, WAIVERS AND CONSENTS RELATING HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, U.S.A., APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

7.8 Submission to Jurisdiction. THE COMPANY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK, U.S.A., AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

7.9 Entire Agreement. This Agreement (together with the Exhibits and Schedule hereto) embodies the entire agreement and understanding between the Purchaser and the Company and supersedes all prior agreements and understandings relating to the subject matter hereof.

7.10 Indemnification. The Company agrees to indemnify and hold harmless the Purchaser and the Purchaser’s directors, officers, employees and agents (each an “Indemnified Party”) from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to this Agreement and the agreements, representations and warranties contained herein, but excluding therefrom all expenses, losses, claims, damages and liabilities arising out of or resulting from the gross negligence or willful misconduct of any Indemnified Party.

7.11 Interpretive Provision. Wherever any representation, warranty or other statement made by the Company in this Agreement is limited to the Company’s knowledge, such limitation shall mean the actual knowledge or awareness of any person who, on the date hereof, is an executive officer of the Company after due inquiry of the circumstances thereof.

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7.12 Severability. Any provision of this Agreement which shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

If you are in agreement with the foregoing, please sign the form of acceptance provided below, whereupon this Agreement shall become a binding agreement between the Purchaser and the Company.

Very truly yours,

HOLOGRAM USA NETWORKS INC.

By:	/s/ Alki David
Alkiviades (Alki) David
Chairman of the Board and Chief Executive Officer

The foregoing Agreement is hereby accepted and agreed to as of the date hereof.

/s/ Dimitra F. David
Dimitra F. David

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